Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2008, in the Post-Effective Amendment No. 1 to Registration Statement (Form S-3 No. 333-133943) of Capital One Financial Corporation, Capital One Capital II, Capital One Capital III, and Capital One Capital IV and the related Prospectus contained therein for the registration of warrants to purchase debt securities, preferred stock, depositary shares, or common stock.

Ernst & Young LLP

McLean, Virginia

December 12, 2008